EXHIBIT 16.1

May 8, 2007

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for LCC International and, under the date of March 15, 2006, we reported on the consolidated financial statements of LCC International as of and for the years ended December 31, 2005 and 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On April 30, 2006, we notified LCC International that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of LCC International’s consolidated financial statements as of and for the year ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, and the issuance of our report(s) thereon. We have read LCC International’s statements included under Item 4.01 of its Form 8-K dated May 8, 2007 and we agree with such statements, except that we are not in a position to agree or disagree with LCC International’s statements in the first, second or third sentence of the second paragraph or the fourth paragraph.

Very truly yours,
KPMG